Exhibit 11



                         Continental Homes Holding Corp.
                        Computation of Earnings Per Share
                      (In thousands, except per share data)

                                             Three months ended          Six months ended
                                                November 30,               November 30,
                                                ------------               ------------
Fully diluted:                                1996          1995          1996          1995
                                              ----          ----          ----          ----
Net income                                $     7,792   $     5,315   $    17,028   $    10,539
Interest Expense on convertible
  subordinated notes, net of
  income taxes                                    874           585         1,749           994
                                          -----------   -----------   -----------   -----------
                                          $     8,666   $     5,900   $    18,777   $    11,533

Weighted average number of
  shares outstanding                        6,978,297     6,946,666     6,990,820     6,937,117
Conversion of convertible
  subordinated notes (42.55 shares
  per $1,000 principal amount of notes)          --       1,489,250          --       1,489,250
Conversion of convertible
  subordinated notes (42.105 shares
  per $1,000 principal amount of notes)     3,631,556       736,838     3,631,556       368,419
Incremental shares relating to stock
  options exercisable                          45,625        85,754        52,970        90,001
                                          -----------   -----------   -----------   -----------
Weighted average number of shares
  outstanding assuming full dilution       10,655,478     9,258,508    10,675,346     8,884,787
                                          ===========   ===========   ===========   ===========

Fully diluted net income per share        $       .81   $       .64   $      1.76   $      1.30
                                          ===========   ===========   ===========   ===========